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Analyst Contact:                        Investor Contact:                       Press Contact:
Michael Cullinane                       Maria Dalesandro                        Rich Dobinski
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(630) 620-5000                          (630) 691-0771                          (630) 691-0657
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PLATINUM technology Completes Merger with Logic Works
Thursday, May 28, 1998 06:03 PM

OAKBROOK TERRACE, Ill--(BUSINESS WIRE)--May 28, 1998--PLATINUM technology, inc. (NASDAQ:PLAT) today announced that it has completed its acquisition of Logic Works, Inc. as of the close of business today, after a vote by Logic Works stockholders in favor of the transaction. Each share of Logic Works common stock has been automatically converted into .5769 of a share of PLATINUM common stock pursuant to the merger agreement. Logic Works is now a wholly-owned subsidiary of PLATINUM, and is a part of PLATINUM's application lifecycle solutions division.

About Logic Works

Logic Works is a leading provider of modeling and design solutions. These solutions cover client/server database design, data warehouse, and business process reengineering. Logic Works' tools are adaptable to a wide variety of leading technologies, providing an open and easy-to-use solution. Logic Works is based in Princeton, New Jersey, with Federal government offices in Washington, DC, and international offices in Australia, the United Kingdom and Germany. Logic Works also has key distributors in the Far East and in 42 countries worldwide. For more information on Logic Works' products and services, visit the Logic Works Web side at www/logicworks.com. On CompuServe, type GO LOGICWORKS.

About PLATINUM technology

PLATINUM technology, headquartered in Oakbrook Terrace, Illinois with 1997 revenues of over $664 million, provides software and services that help IT organizations manage and improve the IT infrastructure. Solutions include database and systems management, data warehousing and decision support, application lifecycle, and Year 2000 reengineering. For information visit www.platinum.com.

All PLATINUM technology, inc. product names and product category names are trademarks of PLATINUM technology, inc. Other company names and product names referenced herein may be trademarks or registered trademarks of the respective corporation.